Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2025 relating to the consolidated financial statements, which appears in Clearsign Technologies Corporation’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ BPM CPA LLP

March 31, 2025

San Jose, California